Exhibit 8.1

LIST OF PRINCIPAL SUBSIDIARIES AND CONSOLIDATED AFFILIATED ENTITIES*

Subsidiaries	Place of Incorporation

BlueCity Holdings Hong Kong Limited	Hong Kong

BlueCity Holdings Global Limited	Hong Kong

Bluedbaby Global Limited	Hong Kong

Fleeper Holdings Limited	Hong Kong

iRainbow Hong Kong Limited	Hong Kong

BlueCity Vietnam Company Limited	Vietnam

Bluebaby LLC	U.S.

Blued Japan Co., Ltd.	Japan

Land of Glory Ltd.	Cayman Islands

Catchme LLC	U.S.

Beijing BlueCity Information & Technology Co., Ltd.	PRC

Beijing Aloha Technology Co., Ltd.	PRC

Principal Consolidated Variable Interest Entity and its Subsidiaries	Place of Incorporation

Beijing BlueCity Culture and Media Co., Ltd.	PRC

Beijing BlueCity Youning Health Management Co., Ltd.	PRC

Danlan (Beijing) Media Co., Ltd.	PRC

Blue Baby (Beijing) Healthcare Management Consulting Co., Ltd.	PRC

City of Glory Chengdu Information Technology Co., Ltd.	PRC

Shandong Youping Pharmacy Chain Co., Ltd.	PRC

Beijing Asphere Interactive Network Technology Co.,Ltd.	PRC

Shandong He Health Internet Hospital Co., Ltd.	PRC

Chongqing Changyuan Pharmaceutical Co., Ltd.	PRC

Guangzhou Yingyoutianxia Networks Technology Co., Ltd.	PRC